Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "OPGEN, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF AUGUST, A.D. 2019, AT 8:11 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

3338364 8100
SR# 20196749731

Authentication: 203487208
Date: 08-28-19

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:11 AM 08/28/2019
FILED 08:11 AM 08/28/2019
SR 20196749731 - File Number 3338364

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
OPGEN, INC.

OpGen, Inc., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL");

DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The name of the corporation (the "Corporation") is: OpGen, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on May 7, 2015 (the "Restated Certificate"), a Certificate of Correction of the Restated Certificate was filed with the office of the Secretary of State of Delaware on June 6, 2016 (the "Certificate of Correction"), and a Certificate of Amendment of the Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of Delaware on January 17, 2018 (the "Amendment" and together with the Restated Certificate and the Certificate of Correction, the "Charter").

THIRD: The Charter is hereby amended as follows:

(a) Article FOURTH of the Charter, is hereby supplemented by addition of the following paragraphs as new sixth and seventh paragraphs under "A. Common Stock.":

Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the "Old Common Stock") shall be reclassified into a different number of shares of Common Stock (the "New Common Stock") such that each twenty shares of Old Common Stock shall, at the Effective Time, be automatically reclassified into one share of New Common Stock. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to the immediately preceding sentence. No fractional shares of Common Stock shall be issued as a result of such reclassification. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined in good faith by the Board of Directors of the Corporation.

From and after the Effective Time, the term "New Common Stock" as used in this Article FOURTH shall mean the Common Stock as provided in this Amended and Restated Certificate of Incorporation, as amended and corrected and as further amended by this Certificate of Amendment. The par value of the New Common Stock shall be $0.01 per share.

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment shall be deemed effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 24th day of August, 2019.

OPGEN, INC.

By: ______________________________
Name: Evan Jones
Title: Chief Executive Officer